Exhibit 99.1

[CIT Group Inc. Letterhead]

October 19, 2020

Dear [                ]:

This Agreement clarifies certain provisions of The CIT Group Inc. Employee Severance Plan (the “Severance Plan”), The CIT Group Inc. Incentive Compensation Recoupment Policy (the “Recoupment Policy”), and the equity awards granted to you under The CIT Group Inc. 2016 Omnibus Incentive Plan (the “Incentive Plan”). Capitalized terms used but not defined in this letter have the meanings set forth in the Severance Plan or Incentive Plan, as applicable.

For purposes of the Severance Plan, the Recoupment Policy and the Incentive Plan, notwithstanding anything in any such plan or policy to the contrary, following a Change of Control:

1.

Eligible Termination Definition. You will be deemed to incur an Eligible Termination under the Severance Plan if your employment is terminated by the Company without Cause (and other than by reason of your death or disability) or if you resign for Good Reason, regardless of whether the termination is by reason of a job elimination, downsizing or restructuring and regardless of whether clause (iv) of Section 21 of the Severance Plan (sale of business) is implicated; provided that you will not be deemed to incur an Eligible Termination under the Severance Plan by reason of a termination by the Company without Cause solely by reason of the transfer of your employment due to the occurrence of an event described in clause (iv) of Section 21 of the Severance Plan so long as the person to which the business is transferred agrees to assume the Severance Plan with respect to you.

2.

Good Reason Definition. “Good Reason” means, without your prior written consent, [(i) a material reduction in your job duties, responsibilities, titles or positions (except a temporary reduction while you are physically or mentally incapacitated); (ii) a ten (10%) or greater reduction in your Total Targeted Compensation (as defined in the Offer Letter); or (iii) a reassignment of your work location to a location that is more than fifty miles from your immediately preceding work location and which increases the distance you have to commute to work by more than fifty miles. A Good Reason termination shall not occur unless (a) you have provided the Company written notice specifying in detail the alleged condition of Good Reason within thirty days of the existence of such condition; and (b) if curable, the Company has failed to cure such alleged condition within thirty days following the Company’s receipt of such written notice][1] [(i) a material reduction in your job duties, responsibilities, titles or positions (except a temporary reduction while you are physically or mentally incapacitated); or (ii) a ten (10%) or greater reduction in your Total Targeted Compensation (as defined in your offer letter); or (iii) your reassignment to a work location that is more than fifty miles from your immediately preceding work location and which increases the distance you have to commute to work by more than fifty miles. A Good Reason termination shall not occur unless (a) you have provided the Company written notice specifying in detail the alleged condition of Good Reason within thirty days of the existence of such condition; and (b) if curable, the Company has failed to cure such alleged condition within thirty days following the Company’s receipt of such written notice][2] [(i) you incur a diminution of your Total Targeted Compensation by 15% or more; (ii) you incur a material diminution of your duties and responsibilities following a Change of Control (except a temporary reduction while you are physically or mentally incapacitated); or (iii) you are reassigned to a work location that is more than fifty miles from your immediately preceding work location and which increases the distance you have to commute to work by more than fifty miles. A Good Reason termination shall not occur unless (a) you have provided the Company written notice specifying in detail the alleged condition of Good Reason within thirty days of the existence of such condition; and (b) if curable, the Company has failed to cure such alleged condition within thirty days following the Company’s receipt of such written notice. “Total Targeted Compensation” means the sum of (A) your Base Pay, (B) your targeted short-term incentive compensation and (C) your targeted long-term incentive compensation, in each case, as in effect immediately prior to a Change of Control][3].

[1]	Applicable to Chief Executive Officer.
[2]	Applicable to Chief Financial Officer.
[3]	Applicable to President, Commercial Finance.

[CIT Group Inc. Letterhead]

3.

Cause Definition. “Cause” means any of the following: [(i) your commission of a misdemeanor involving moral turpitude or a felony; (ii) your act or omission that causes or may reasonably be expected to cause material injury to the Company Group, its vendors, customers, business partners or affiliates or that results or is intended to result in personal gain at the expense of the Company Group, its vendors, customers, business partners or affiliates; (iii) your substantial and continuing neglect of your job responsibilities for the Company Group (including excessive unauthorized absenteeism); (iv) your willful failure to comply with, or willful violation of, the material provisions of the Company Group’s Code of Business Conduct; (v) your act or omission, whether or not performed in the workplace, that precludes your employment with any member of the Company Group by virtue of Section 19 of the Federal Deposit Insurance Act; and (vi) your violation of any federal or state securities or banking laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or exchange or association of which you or member of the Company Group is a member. A termination for Cause shall not occur unless (a) the Company has provided you written notice specifying in detail the alleged condition of Cause within 90 days of the existence of such condition; and (b) if curable, you have failed to cure such alleged condition within 10 days following your receipt of such written notice. In addition, and for the avoidance of doubt, in order for any recoupment or similar policy of the Company to be applicable to you, any failure to comply with, or violation of, the Company’s policies or wrongdoing must be willful and material][4] [(i) your commission of a misdemeanor involving moral turpitude or a felony; (ii) your acts or omissions that cause or may reasonably be expected to cause material injury to the Company or its vendors, customers or business partners or that results or is intended to result in personal gain; (iii) your substantial and continuing neglect of your job responsibilities for the Company Group (including excessive unauthorized absenteeism) after having been put on notice of the deficiency(ies) and given a reasonable time to cure; (iv) your willful failure to comply with, or willful violation of, the material provisions of the Company Group’s Code of Business Conduct applicable to you; (v) your acts or omissions, whether or not performed in the workplace, which preclude your employment by the Company by virtue of Section 19 of the Federal Deposit Insurance Act; and (vi) your violation of any federal or state securities or banking laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or exchange or association of which you or the Company is a member. A termination for Cause shall not occur unless (a) the Company has provided you written notice specifying in detail the alleged condition of Cause within 90 days of the existence of such condition; and (b) if curable, you have failed to cure such alleged condition within 10 days following your receipt of such written notice. In addition, and for the avoidance of doubt, in order for any recoupment or similar policy of the Company to be applicable to you, any failure to comply with, or violation of, the Company’s policies or wrongdoing must be willful and material][5].

[4]	Applicable to Chief Executive Officer and President, Commercial Finance.
[5]	Applicable to Chief Financial Officer

[CIT Group Inc. Letterhead]

4.

Determinations. Any provisions of the Severance Plan and Recoupment Policy that provide that the determinations of the Company, the Board, the Compensation Committee, the Plan Administrator, Claims Administrator or their respective designees are final, binding or conclusive shall only apply with respect to matters prior to a Change of Control and otherwise any such determinations shall be subject to de novo review.

5.	Agreement and General Release. The Agreement and General Release will be in the form attached hereto as Exhibit A.

6.

280G Better-Off Cutback. (a) Anything in the Severance Plan or Incentive Plan to the contrary notwithstanding, in the event that the Accounting Firm shall determine that receipt of all Payments would subject you to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Agreement Payments meets the definition of “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Agreement Payments shall be reduced to such Reduced Amount.

(b) If the Accounting Firm determines that the aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give you notice to that effect and a copy of the detailed calculation thereof, and you may then elect, in your sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount). All determinations made by the Accounting Firm under this Paragraph shall be binding upon the Company. In connection with making determinations under this Paragraph, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change in Control, including any non-competition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for your benefit pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for your benefit pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for your benefit shall be repaid by you to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which you are subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. All fees and expenses of the Accounting Firm in implementing the provisions of this Paragraph shall be borne by the Company.

[CIT Group Inc. Letterhead]

(d) Definitions. The following terms shall have the following meanings for purposes of this Paragraph.

(1) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise;

(2) “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Paragraph);

(3) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as you shall certify, in your sole discretion, as likely to apply to you in the relevant tax year(s);

(4) “Accounting Firm” shall mean Golden Parachute Tax Solutions LLC;

(5) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment; and

(6) “Reduced Amount” shall mean the amount of Agreement Payments that (x) has a Present Value that is less than the Present Value of all Agreement Payments and (y) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Agreement Payments were any other amount that is less than the Present Value of all Agreement Payments.

This Agreement shall constitute an amendment of the Severance Plan, the Recoupment Policy[, and] the Incentive Plan [(and your offer letter)] with full force and effect as of the date hereof. In all other respects, each of the Severance Plan, the Recoupment Policy[, and] the Incentive Plan [(and your offer letter)] are hereby ratified in their entirety; provided that the Recoupment Policy may not be amended in a manner adverse to you on or following a Change of Control. This Agreement shall be binding on the Company and its successors and assigns.

Sincerely,

[                ]